EXHIBIT 5.1

May 6, 2015

AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, MA 02451

Re:                             Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of  2,502,000 shares (the “Shares”) of Common Stock, $0.01 par value per share, of AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to (i) the Option Grant Agreement by and between the Company and Robert Blood, dated August 11, 2014, (ii) the Restricted Stock Unit Agreement between the Company and Robert Blood, dated August 11, 2014, (iii) the Option Grant Agreement between the Company and Judith Johnson dated September 15, 2014, (iv) the Restricted Stock Unit Agreement by and between the Company and Judith Johnson dated September 15, 2014, (v) Option Grant Agreements and Restricted Stock Unit Agreements between the Company and 103 former employees of Lumara Health Inc., granted between December 2, 2014 and December 8, 2014, (vi) the Option Grant Agreement by and between the Company and Carl Hintmann dated January 21, 2015, (vii) the Restricted Stock Unit Agreement between the Company and Carl Hintmann dated January 21, 2015, (viii) the Option Grant Agreement by and between the Company and Linda Lennox dated March 30, 2015, (ix) the Restricted Stock Unit Agreement by and between the Company and Linda Lennox dated March 30, 2015 (together with (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), the “Inducement Grants”), (x) shares reserved for grant pursuant to the AMAG Pharmaceuticals, Inc. Third Amended and Restated 2007 Equity Incentive Plan, (xi) shares reserved for grant pursuant to the Lumara Health Inc. Amended and Restated 2013 Incentive Compensation Plan and (xii) shares reserved for issuance pursuant to the AMAG Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan (together with (x) and (xi), the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Inducement Grants and the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP